EXHIBIT 21

               List of Subsidiaries of 5B Technologies Corporation

      o Paramount Operations Inc. (owned by 5B Technologies Corporation); incorporated in Delaware

      o Paratech Resources, Inc. (owned by Paramount Operations Inc.); incorporated in New York

      o Deltaforce Personnel Services, Inc. (owned by Paramount Operations Inc.); incorporated in New York

      o Comptech Acquisition Corp. (owned by Paratech Resources, Inc.); incorporated in New York

      o Abbey, Garrett & Seth, Ltd. (owned by Comptech Acquisition Corp.); incorporated in New York; does business under the name Comptech Resources